EXHIBIT 99.1
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      DATAWATCH ADDS SCHERING-PLOUGH VP THOMAS KELLY TO BOARD OF DIRECTORS


LOWELL, MASS. - OCTOBER 27, 2004 -- Datawatch Corporation (NASDAQ: DWCH), a leading provider of report management, data transformation and service management solutions, today announced that Thomas H. Kelly, vice president, Corporate Business Development, Schering-Plough Corporation, (NYSE: SGP), has joined Datawatch's Board of Directors. Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. The company has more than 30,000 employees around the world, and annual revenues of over $8 billion.

            Prior to becoming VP, Corporate Business Development, Mr. Kelly was vice president and corporate controller, the position he held since joining Schering-Plough in 1991. He previously had been a senior partner with the accounting firm of Deloitte & Touche LLP. Mr. Kelly began at Deloitte & Touche in 1971 as a staff accountant-tax and audit specialist in the firm's Buffalo, New York office, advanced to manager in the executive office in New York City in 1977 and became a partner in 1982. During his tenure with the firm he was responsible for worldwide accounting and consulting services for major U.S. corporations.

            "We welcome Tom Kelly to our Board of Directors and look forward to working with him as we pursue our global business opportunities," said Robert Hagger, president and CEO of Datawatch. "He brings to the Datawatch Board financial expertise and business development experience which we expect will contribute in an important way to the continuing development of our business.

            Commenting on his appointment, Mr. Kelly said, "Given Datawatch's history, customer base and mature applications, I look forward to contributing while serving on the Board of Directors. I'm especially encourage by the company's approach of enabling customers to leverage existing IT investments to deliver easy to implement, and use, data transformation and analytics. More

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and more, businesses are looking to further utilize existing systems and data sources for competitive advantage."

            Mr. Kelly holds a B.S. degree in business administration from Marquette University, Milwaukee, Wisconsin, and an M.B.A. degree from Canisius College in Buffalo, New York. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.


ABOUT DATAWATCH CORPORATION
Datawatch Corporation helps organizations easily access, store, distribute, transform and analyze information throughout the enterprise. From report management and analytics to data transformation and Internet presentment, Datawatch Corporation provides solutions that allow organizations to fully integrate and leverage their existing sources of information. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

The corporate address for Datawatch is 175 Cabot Street, Suite 503, Lowell, MA 01854-3633; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at www.datawatch.com.

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FOR PRESS INFORMATION:
Datawatch: Larry Bouchie, larry_bouchie@datawatch.com, 978-275-8264